Exhibit 99.1

NUTRISYSTEM, INC. REPORTS SECOND QUARTER 2008 RESULTS;

ANNOUNCES QUARTERLY DIVIDEND OF $0.175

  Solid Second Quarter Results for 2008, Revenues of $194 Million and Adjusted EBITDA of $39.4 Million, driven by continued stabilization and improved marketing efficiency over the first quarter.

Horsham, PA - July 23, 2008-NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today reported financial results for the second quarter ended June 30, 2008, including:

  Revenue of $194,029,000, compared to $213,384,000 in the second quarter of 2007;
  Income from continuing operations of $21,968,000, compared to $33,556,000 in the second quarter of 2007;
  Adjusted EBITDA, defined as income from continuing operations excluding non-cash employee compensation, other expense, equity loss, interest, income taxes and depreciation expense, of $39,375,000, compared to $55,399,000 in the second quarter 2007;
  Fully diluted earnings per share of $0.71, compared to $0.96 in the second quarter of 2007;
  Cash and cash equivalents of $61,980,000 at June 30, 2008, and no debt outstanding.

"We are pleased with our results for the second quarter in light of the current economic environment. Our marketing efficiency for the quarter was on target at 21.6% of revenue, resulting in strong revenues and adjusted EBITDA," stated President and Chief Executive Officer Joe Redling. "We are proud of our $72 million in cash generated by operating activities in the first half of 2008, combined with our debt free balance sheet, available credit facility and our flexible business model. We are well positioned to weather continued economic challenges while we invest in the business for long term growth," continued Redling.

The Board of Directors declared the Company's quarterly dividend of $0.175 per share, payable August 15, 2008 to shareholders of record as of August 5, 2008. While the Company intends to continue to pay regular quarterly dividends; the declaration and payment of future dividends are discretionary and will be subject to determination by the Board of Directors each quarter following its review of the Company's financial performance.

Subsequent to the quarter end, the Company repurchased approximately 1.0 million shares of stock for $15.2 million. "We continue to use the excess cash flow generated after investment in growth initiatives to return capital to shareholders both in the form of dividends and share repurchase," stated Chief Financial Officer David Clark.

Third Quarter 2008 Outlook

For the third quarter of 2008, the Company estimates revenues will be between $160 million and $170 million and Adjusted EBITDA will be between $25 million and $30 million. The Company defines Adjusted EBITDA as income from continuing operations excluding non-cash employee compensation, other expense, equity loss, interest, income taxes and depreciation expense. Further, the Company continues to expect full year 2008 revenues to be between $700 million and $720 million, and Adjusted EBITDA is now expected to be between $110 million and $120 million. "Our guidance reflects expected stability in revenues and continued pressure on gross margins, a cautious outlook on demand, and increased G&A expenses driven by investments in initiatives designed to enhance profitability in 2009," commented Mr. Clark.

Conference Call and Webcast

Management will host a conference call at 4:30 PM Eastern Time Wednesday July 23, 2008. The conference call will include remarks about the quarter and the Company's outlook from President and Chief Executive Officer Joe Redling, and Chief Financial Officer David Clark. Live audio of the conference call will be simultaneously webcast over the Internet on the Company's website, www.nutrisystem.com, please click thru to the Investor Relations page at the bottom of the home page to locate the microphone icon.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the third quarter and full year 2008, its expectations regarding initiatives, its expectations regarding the effect of economic and competitive pressures, statements about the benefits to be achieved from investments made in 2007 and 2008, and from share repurchases, and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Investor Relations Contact:
Cindy Warner Investor Relations Manager NutriSystem, Inc. Tel: 215-346-8316 Email: cwarner@nutrisystem.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)
	Three Months Ended June 30, __________________________		Six Months Ended June 30, _______________________
	2008	2007	2008	2007

REVENUE	$ 194,029	$ 213,384	$ 410,497	$ 451,475

COSTS AND EXPENSES:
Cost of revenue	96,318	96,189	203,533	207,729
Marketing	41,953	45,524	109,284	97,223
General and administrative	18,267	17,240	35,004	31,508
Depreciation and amortization	1,925	1,671	3,686	2,610
Total costs and expenses	158,463	160,624	351,507	339,070
Operating income from continuing operations	35,566	52,760	58,990	112,405
OTHER EXPENSE	(4)	-	(44)	-
EQUITY LOSS	(901)	-	(2,108)	-
INTEREST INCOME, net	194	930	442	1,889
Income from continuing operations before income taxes	34,855	53,690	57,280	114,294
INCOME TAXES	12,887	20,134	21,191	42,860
Income from continuing operations	21,968	33,556	36,089	71,434
DISCONTINUED OPERATION:
Loss on discontinued operation, net of income tax benefit	(14)	(7)	(38)	(18)
Net income	$ 21,954	$ 33,549	$ 36,051	$ 71,416

BASIC INCOME PER COMMON SHARE
Income from continuing operations	$ 0.72	$ 0.98	$ 1.14	$ 2.05
Net loss from discontinued operation	-	-	-	-
Net income	$ 0.72	$ 0.98	$ 1.14	$ 2.05
DILUTED INCOME PER COMMON SHARE
Income from continuing operations	$ 0.71	$ 0.96	$ 1.12	$ 2.00
Net loss from discontinued operation	-	-	-	-
Net income	$ 0.71	$ 0.96	$ 1.12	$ 2.00
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	30,503	34,293	31,771	34,825
Diluted	30,996	35,111	32,283	35,690

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)
	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 61,980	$ 40,679
Marketable securities	-	1,769
Receivables	19,330	19,100
Inventories	45,481	82,491
Deferred income taxes	4,357	3,260
Other current assets	8,960	11,585
Current assets of discontinued operation	502	517
Total current assets	140,610	159,401

FIXED ASSETS, net	23,484	21,872
EQUITY INVESTMENT	11,350	13,458
OTHER ASSETS	3,167	3,823
NON-CURRENT ASSETS OF DISCONTINUED OPERATION	6	6
	$ 178,617	$ 198,560
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 32,193	$ 46,064
Accrued payroll and related benefits	4,075	1,907
Income taxes payable	176	2,482
Other accrued expenses and current liabilities	6,754	5,535
Current liabilities of discontinued operation	61	64
Total current liabilities	43,259	56,052
NON-CURRENT LIABILITIES	1,180	1,006
Total liabilities	44,439	57,058

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares issued and outstanding)	-	-
Common stock, $.001 par value (100,000,000 shares authorized; shares issued - 31,403,224 at June 30, 2008 and 33,955,859 at December 31, 2007)	31	33
Additional paid-in capital	3,463	-
Retained earnings	130,689	141,454
Accumulated other comprehensive income (loss)	(5)	15
Total stockholders' equity	134,178	141,502
	$ 178,617	$ 198,560

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30, -------------------------------------
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 36,051	$ 71,416
Adjustments to reconcile net income to net cash provided by operating activities-
Loss on discontinued operation	38	18
Depreciation and amortization	3,686	2,610
Share-based expense	3,536	1,898
Deferred income tax benefit	(633)	(995)
Equity loss	2,108	-
Changes in operating assets and liabilities
Accrued interest income	19	85
Receivables	(232)	7
Inventories	36,978	24,813
Other assets	3,072	731
Accounts payable	(13,826)	(14,789)
Accrued payroll and related benefits	2,169	4,637
Income taxes	(2,302)	5,482
Other accrued expenses and liabilities	1,635	1,866
Net cash provided by operating activities of continuing operations	72,299	97,779
Net cash (used in) provided by operating activities of discontinued operations	(38)	18
Net cash provided by operating activities	72,261	97,797
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	-	(104,075)
Sales of marketable securities	1,750	94,550
Capital additions	(5,328)	(7,496)
Net cash used in investing activities	(3,578)	(17,021)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	35,000	-
Repayments of borrowings under credit facility	(35,000)	-
Exercise of stock options	765	1,212
Tax benefit from stock option exercises	1,858	6,775
Tax benefit from dividends	46	-
Repurchase and retirement of common stock	(44,557)	(97,756)
Payment of dividends	(5,472)	~~---~~
Net cash used in financing activities of continuing operations	(47,360)	(89,769)
Net cash used in financing activities of discontinued operations	-	(150)
Net cash used in financing activities	(47,360)	(89,919)

Effect of exchange rate changes on cash and cash equivalents	(33)	-
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21,290	(9,143)
CASH AND CASH EQUIVALENTS, beginning of period	41,190	13,785
CASH AND CASH EQUIVALENTS, end of period	62,480	4,642
LESS CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATION, end of period	500	309
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS, end of period	$ 61,980	$ 4,333

NUTRISYSTEM, INC. AND SUBSIDIARIES

ADJUSTED EBITDA RECONCILIATION TO GAAP RESULTS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	----------------------------------------		---------------------------------------
	2008	2007	2008	2007

Adjusted EBITDA	$ 39,375	$ 55,399	$ 65,975	$ 116,657
Non-cash employee	(1,884)	(968)	(3,299)	(1,642)
compensation expense
Other expense	(4)	-	(44)	-
Equity loss	(901)	-	(2,108)	-
Interest income, net	194	930	442	1,889
Income taxes	(12,887)	(20,134)	(21,191)	(42,860)
Depreciation and amortization	(1,925)	(1,671)	(3,686)	(2,610)
Income from continuing operations	$ 21,968	$ 33,556	$ 36,089	$ 71,434

Adjusted EBITDA is defined as income from continuing operations excluding non-cash employee compensation, other expense, equity loss, interest, income taxes and depreciation expense. We believe adjusted EBITDA is a useful performance metric for management and investors because it is more indicative of the ongoing operations of the Company.

Adjusted EBITDA excludes certain non-cash and non-operating items to facilitate comparisons and provide a meaningful measurement that is focused on the performance of the ongoing operations of the Company.

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